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                                                                     Exhibit 8.2


     [An opinion substantially in the form below will be delivered at closing of the Holding Company Merger, assuming no material change in the facts or law upon which such opinion is based.]



                               November __, 1997


Board of Directors
Abigail Adams National Bancorp, Inc.
1627 K Street, N.W.
Washington, D.C.  20006



                       Merger of Ballston Bancorp, Inc.
              Into Adams Acquisition Corporation, a Wholly Owned
              Subsidiary of Abigail Adams National Bancorp, Inc.,
                                      and
            Merger of The Bank of Northern Virginia, a Wholly Owned
                   Subsidiary of Ballston Bancorp, Inc. into
                            The Adams National Bank
                    Certain Federal Income Tax Consequences

Ladies and Gentlemen:

     We have acted as counsel to Abigail Adams National Bancorp, Inc. ("AANB") in connection with the proposed merger of Ballston Bancorp. Inc. ("Ballston"), a Delaware corporation, into Adams Acquisition Corporation ("Subsidiary") a Delaware corporation wholly owned by AANB (the "Holding Company Merger"), pursuant to that certain Agreement and Plan of Reorganization dated as of June 23, 1997, as amended (the "Reorganization Agreement"), among AANB, Ballston and The Bank of Northern Virginia, a Virginia banking corporation ("NV Bank"), and the proposed merger (the "Subsidiary Merger") of NV Bank into The Adams National Bank, a national bank indirectly owned by AANB ("Adams Bank"). (The Holding Company Merger and the Subsidiary Merger are hereinafter referred to together as
the "Mergers" and individually as a "Merger").   Except as otherwise provided
herein, all terms used herein which are defined in the Reorganization Agreement are used herein as so defined.

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                          The Holding Company Merger

     The only outstanding class of stock of Ballston is common stock. In the Holding Company Merger, each outstanding share of Ballston common stock is to be converted into cash and/or shares of AANB common stock in accordance with the terms of exchange set forth in the Reorganization Agreement and the Plan of Merger appended as an Exhibit thereto, subject to adjustment to reflect any stock split or similar event. Any Ballston shareholder who becomes entitled to a fractional share of AANB common stock as a result of the Holding Company Merger, after aggregating all the shareholder's shares of Ballston common stock, will receive cash from AANB in lieu of the fractional share. Ballston shareholders are entitled to exercise dissenter's rights with respect to the Holding Company Merger.


                             The Subsidiary Merger

     The Subsidiary Merger is proposed to occur immediately following the Holding Company Merger. The only outstanding class of stock of NV Bank is common stock. In the Subsidiary Merger, each outstanding share of NV Bank common stock is to be canceled.

     You have requested our opinion concerning certain federal income tax consequences of the Mergers. In giving this opinion, we have reviewed the Reorganization Agreement, the Plan of Merger relating to the Holding Company Merger (the "Holding Company Plan of Merger"); the form S-4 Registration Statement under the Securities Act of 1933 relating to the Holding Company Merger, as amended (the "S-4"), the Agreement and Plan of Merger relating to the Subsidiary Merger (the "Subsidiary Plan of Merger") and such other documents as we have considered necessary. In addition, we have assumed the following:

     1. The fair market value of the AANB common stock (including any fractional share interest) and/or the amount of cash received by a Ballston shareholder in exchange for Ballston common stock will be approximately equal to the fair market value of the Ballston common stock surrendered in the exchange.

     2. None of the compensation received by any shareholder-employee of Ballston will be separate consideration for, or allocable to, any shares of Ballston common stock; none of the shares of AANB common stock received by any such shareholder-employee in the Holding Company Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     3. No share of Ballston common stock has been or will be redeemed in anticipation of the Holding Company Merger, and Ballston has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Holding Company Merger.

     4. AANB has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

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     5.   There is, and on the effective date of the Mergers (the "Effective
Date") will be, no plan or intention by shareholders of Ballston to sell, exchange, or otherwise dispose of a number of shares of AANB common stock received in the Holding Company Merger that would reduce the Ballston shareholders' ownership of AANB common stock to a number of shares having a fair market value, as of the Effective Date, of less than 50 percent of the fair market value of all the formerly outstanding Ballston common stock as of the Effective Date. For this purpose, shares of Ballston common stock exchanged for cash in lieu of fractional shares of AANB common stock are treated as outstanding Ballston common stock on the Effective Date. Moreover, shares of Ballston common stock and shares of AANB common stock held by Ballston shareholders and otherwise sold, redeemed, or disposed of before or after the Holding Company Merger are considered in making the above determination.

     6. Following the Holding Company Merger, AANB will continue the historic business of Ballston or use a significant portion of Ballston' historic business assets in a business.

     7. Following the Subsidiary Merger, Adams Bank will continue the historic business of NV Bank or use a significant portion of NV Bank's historic business assets in a business.

     8. The liabilities of Ballston and the liabilities, if any, to which the assets of Ballston are subject were incurred and, as of the Effective Date, will have been incurred by Ballston in the ordinary course of business, except to the extent of expenses incurred in the Mergers.

     9. The liabilities of NV Bank and the liabilities, if any, to which the assets of NV Bank are subject were incurred and, as of the Effective Date, will have been incurred by NV Bank in the ordinary course of business, except to the extent of expenses incurred in the Mergers.

     10. Neither AANB nor any subsidiary of AANB (a) owns beneficially any Ballston common stock or will acquire any Ballston common stock in anticipation of the Mergers, (b) has transferred or will transfer cash or other property to Ballston or any subsidiary of Ballston in anticipation of the Mergers, or (c) has made or will make any loan to Ballston or any subsidiary of Ballston in anticipation of the Mergers.

     11. On the Effective Date, the fair market value of the assets of Ballston will exceed the sum of Ballston's liabilities plus the amount of liabilities, if any, to which its assets are subject.

     12. On the Effective Date, the fair market value of the assets of NV Bank will exceed the sum of NV Bank's liabilities plus the amount of liabilities, if any, to which its assets are subject.

     13. AANB has no plan or intention to sell or otherwise dispose of any of the assets of Ballston, except for dispositions made in the ordinary course of business.

     14. Subsidiary has no plan or intention to sell or otherwise dispose of any of the assets of NV Bank, except for dispositions made in the ordinary course of business.

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     15.  AANB, Subsidiary, Adams Bank, Ballston, NV Bank and the shareholders of Ballston will pay their respective expenses, if any, incurred in connection with the Mergers.

     16. For each of AANB and Ballston, not more than 25 percent of the fair market value of its total assets, excluding cash, cash items (including accounts receivable and cash equivalents), and United States government securities, consists (and, immediately before the Holding Company Merger, will consist) of stock and securities of any one issuer, and not more than 50 percent of the fair market value of such total assets consists (and, immediately before the Holding Company Merger will consist) of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (b) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

     17. Ballston has not filed, and does not and will not hold any asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

     18. Neither Ballston nor NV Bank is a party to or holds any asset subject to a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

     19. Subsidiary has not engaged and will not engage in any business or other activity, and has not held and will not hold any assets, except as necessary to effect the Mergers.

     On the basis of the foregoing, and assuming that the Holding Company Merger will be consummated in accordance with the Holding Company Plan of Merger and that the Subsidiary Merger will be consummated in accordance with the Subsidiary Plan of Merger, we are of the opinion that (under existing law) for federal income tax purposes:

     1. The Holding Company Merger and the Subsidiary Merger each will be treated as a single transaction qualifying as a reorganization within the meaning of section 368(a)(1) (A) of the Code.

     2. Ballston will not recognize gain or loss (a) on the transfer of its assets to AANB in exchange for AANB common stock and the assumption by AANB of Ballston's liabilities or (b) on the constructive distribution of AANB common stock to Ballston shareholders.

     3. NV Bank will not recognize gain or loss on the transfer of its assets to Adams Bank and the assumption by Adams Bank of NV Bank liabilities.

     4. Neither AANB nor Subsidiary will recognize gain or loss on the acquisition of Ballston's assets in exchange for AANB common stock and the assumption of Ballston's liabilities.

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     5.   Adams Bank will not recognize gain or loss on the acquisition of NV
Bank's assets and the assumption of NV Bank's liabilities.

     We are also of the opinion that the material federal income tax consequences of the Holding Company Merger to AANB, Subsidiary and Ballston are fairly summarized in the S-4 under the heading "Proposed Merger of Ballston and Subsidiary--Certain Material Federal Income Tax Consequences."


                                         Very truly yours,

                                         HAZEL & THOMAS, P.C.

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